EXHIBIT 23.1

A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON CHARTERED ACCOUNTANTS

AUDITORS’ CONSENT

We have read the Form 20-F of Kodiak Oil & Gas Corp. (the “Company”) dated May 1, 2006. We have complied with Canadian generally accepted standards for an auditor’s involvement with such documents.

We consent to the use in the above-mentioned filing of our report to the directors of the Company on the consolidated balance sheet of the Company as at December 31, 2004, and the consolidated statements of operations, stockholders equity and comprehensive income and cash flows for each of the years in the two year period ended December 31, 2004. Our report is dated April 12, 2005.

We have performed only limited procedures, including enquiries of the Company’s management and auditors with respect to events occurring between the date of our audit report and the date of this consent. We have not performed any procedures subsequent to the date of this consent.

This consent is provided to the Company for use solely in connection with the above filing of these financial statements with the above noted 20-F with the British Columbia Securities Commission and the Securities and Exchange Commission in the United States of America; accordingly, we do not consent to the use of our audit report for any other purpose.

Vancouver, Canada May 1, 2006	“Amisano Hanson“ Chartered Accountants

750 WEST PENDER STREET, SUITE 604 VANCOUVER CANADA V6C 2T7	TELEPHONE: 604-689-0188 FACSIMILE: 604-689-9773 E-MAIL: amishan@telus.net